FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

AMENDMENT NO. 9
to
ANNUAL REPORT
of

PROVINCE OF ONTARIO
(Canada)
(Name of Registrant)

________________

Date of end of last fiscal year: March 31, 2010

SECURITIES REGISTERED*
(As of the close of the fiscal year)

Title of Issue	Amounts as to which registration is effective	Names of exchanges on which registered
N/A	N/A	N/A

Name and address of persons authorized to receive notices and communications from the Securities and Exchange Commission:

Sean Sunderland
Counsellor (Intergovernmental Relations)
and
Head of Section, Provincial, Territorial and Parliamentary Affairs
Canadian Embassy
501 Pennsylvania Avenue N.W.
Washington, D.C. 20001

________________

Copies to:
Jason R. Lehner
Shearman & Sterling LLP
Commerce Court West, 199 Bay Street
Suite 4405, P.O. Box 247
Toronto, Ontario, Canada M5L 1E8

    *     The Registrant is filing this annual report on a voluntary basis.

PROVINCE OF ONTARIO

The undersigned registrant hereby amends its Annual Report on Form 18-K for the fiscal year ended March 31, 2010 (the “Annual Report”) as follows:

The following additional exhibit is added to the Annual Report:

          Exhibit (m)      Results of the Provincial General Election

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Toronto, Ontario.

PROVINCE OF ONTARIO
(Name of registrant)

October 27, 2011	By: /s/ Irene Stich
Name:     Irene Stich
Title:        Director, Capital Markets Operations
   Capital Markets Division
   Ontario Financing Authority

EXHIBIT INDEX

Exhibit (m):	Results of the Provincial General Election

EXHIBIT (m)

Results of the Provincial General Election

      Results of the Provincial General Election

The last Provincial election was held on October 6, 2011. The Ontario Liberal Party won 53 seats in the Legislative Assembly, the Progressive Conservative Party of Ontario won 37 seats and the New Democratic Party of Ontario won 17 seats. The current government of the Province is formed by the Ontario Liberal Party.